                       Energy West, Incorporated Announces
                   Extension and Amendment of Credit Agreement

            Great Falls, Mont., Thursday, Dec. 2/PRNewswire - First
Call/--ENERGY WEST, INCORPORATED (NASDAQ: EWST - News), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that it has executed an agreement effective as of November 30, 2004 amending its existing credit facility (the "Credit Agreement") with LaSalle Bank National
Association.

            The agreement extends the Company's $15.0 million revolving line of credit through November 28, 2005, and the maturity date of a $2.0 million term loan through October 1, 2005. The agreement provides for the interest rate applicable to the $2.0 million term loan to increase by 100 basis points (one percent) beginning April 1, 2005, and an additional 100 basis points beginning
July 1, 2005. The Credit Agreement requires the Company to repay the $2.0 million term loan when it matures with the proceeds of a sale of equity.

            The agreement places certain restrictions on loans to and
investments in the Company's subsidiary, Energy West Resources, Inc. In addition, the agreement provides for waivers of defaults for failure to comply with certain financial covenants relating to the Company's financial condition as of the end of the first quarter of fiscal year 2005, and certain other defaults related to the delay in the filing of the Company's Annual Report on
Form 10-K for fiscal year 2004, and the Company's Quarterly Report on Form 10-Q for the first quarter of fiscal year 2005. The Company is working diligently to complete and file both of those reports.

            David Cerotzke, the Company's President and CEO, stated, "we are pleased that we were able to enter into the extension of our revolving line of credit and $2.0 million term loan. We very much appreciate the confidence demonstrated by LaSalle Bank in giving us a reasonable time in which to fully develop and execute a plan to obtain equity funding to refinance the $2.0 million term loan. We are working very hard to get our Form 10-K and Form 10-Q filed, and plan to do so as soon as possible."

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Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk, capital expenditure needs, Energy West's liquidity position, the ability of Energy West to meet the financial covenants under the
Credit Agreement, and various other matters, many of which are beyond Energy
West's control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional information or clarification, please contact: John Allen

Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com.
Our address is P.O. Box 2229, Great Falls, MT 59403-2229.